Execution Version

CREDIT AGREEMENT

Dated as of September 5, 2017

between

RIVERNORTH MARKETPLACE LENDING CORPORATION,
as Borrower

and

THE HUNTINGTON NATIONAL BANK,
as Lender

TABLE OF CONTENTS

CREDIT AGREEMENT

i

EXHIBITS AND SCHEDULES

Exhibit 1.01	Credit Guidelines
Exhibit 2.01(D)	Form of Revolving Note
Exhibit 3.02	Form of Revolving Loan Request
Exhibit 7.08(C)	Form of Borrowing Base Certificate
Exhibit 7.08	Form of Compliance Certificate
Schedule 5.06	Existing Liens
Schedule 5.07	Contingent Liabilities
Schedule 5.09	Litigation
Schedule 6.03	Investments
Schedule 6.07	Affiliate Transactions

CREDIT AGREEMENT

This Credit Agreement is entered into as of September 5, 2017, between RiverNorth Marketplace Lending Corporation, a Maryland corporation (“Borrower”), and The Huntington National Bank (“Lender”).

WHEREAS, the Lender has agreed to make available to the Borrower senior secured revolving credit facilities upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Accounting Terms; Definitions.

As used herein:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower is the surviving entity.

“Affiliate” shall mean as to any Person, any other Person (excluding any Foreign Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Blocked Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Blocked Person” means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

“Borrowing Base” means 25% of Eligible Loans.

“Borrowing Base Certificate” is defined in Section 7.08(c).

“Borrowing Date” means each date (which must be a Business Day) on which a Revolving Loan is made to Borrower.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which Lender is authorized or required to be closed; and if the applicable Business Day relates to any Loan accruing interest based on the LIBO Rate, such day must also be a day for trading by and between banks in US dollar deposits in the London interbank market.

“Capital Expenditures” shall mean the cost of any fixed asset or improvement, or replacement or substitution thereof or addition thereto, having a useful life of more than one (1) year, including, but not limited to, those costs arising in connection with the direct or indirect acquisition of such assets or in connection with a capital lease.

“Capitalized Lease” means any lease which is capitalized on the books of the lessee, or should be so capitalized under GAAP.

“Change of Control” means a change by Borrower which results in RiverNorth Capital Management, LLC or an Affiliate thereof not being retained as investment advisor.

“Closing Date” means September 5, 2017.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Lender.

“Collateral Documents” means, collectively, the Security Agreement, each Control Agreement and each other agreement, document or instrument pursuant to which Borrower or any other Person grants or purports to grant collateral to the Lender or otherwise relates to such collateral.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligator, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any surety bond, performance bond or letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or the property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation, (w) in the case of Guaranty Obligations, shall be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Derivative Contracts, shall be deemed equal to the aggregate Termination Value of such Derivative Contracts, (y) in the case of Contingent Obligations in respect of surety bonds, performance bonds or letters of credit, shall be deemed equal to the maximum liability of the applicable Person and its Subsidiaries thereunder.

“Control Agreements” means (i) a control agreement, in form and substance reasonably satisfactory to the Lender, executed by the Borrower, US Bank as custodian, and delivered to the Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (ii) a control agreement, in form and substance reasonably satisfactory to the Lender, executed by the Borrower, Millennium Trust Company as custodian, and delivered to the Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Controlled Group” means a controlled group of corporations as defined in Section 1563 of the Code of which Borrower is a part.

“Default” means any condition or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Defaulting Loan” means any loan as to which any contractual payment, or part thereof, remains due and unpaid for 60 days or more from the applicable payment due date.

“Default Rate” is defined in Section 3.09.

“Derivative Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap, option, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Eligible Loan” means the amounts owing to the Borrower arising from Third- Party Loans which meet these specifications:

(a)	it is a Third-Party Loan;

(b)
it is owned by the Borrower free of all encumbrances and security interests (except the Lender’s security interest and Permitted Liens), and no financing statement (other than those in favor of the Lender) is on file covering it;

(c)	it is the valid, unconditional and legally enforceable obligation of the debtor of such Third-Party Loan for the amount shown as owing in the statements furnished by the Borrower to the Lender;

(d)	the Third-Party Loan and the sale of such Third-Party Loan to Borrower comply with all applicable laws and regulations in all material respects;

(e)
it is not classified by the Borrower as doubtful or impaired under GAAP (including without limitation as a result of the debtor of such Third-Party Loan becoming the subject of a bankruptcy, insolvency or liquidation proceeding);

(f)	the Third-Party Loan is not a Defaulting Loan;

(g)
(i) it is not subject to any prohibition against or restriction upon assignments or security interests (other than any such prohibition or restriction under a Law that provides an exception to such prohibition or restriction for an assignment for purposes of granting a security interest in such Third-Party Loan), and (ii) is subject to a valid and perfected first lien security interest in favor of the Lender free of the claims of any third party except for Permitted Liens;

(h)	the debtor of such Third-Party Loan is a citizen of the United States or located within the United States;

(i)	the debtor of such Third-Party Loan is not a shareholder, director, Subsidiary, Affiliate, officer or employee of Borrower;

(j)	payments to Borrower under such Third-Party Loan are payable in legal tender of the United States;

(k)	the debtor of such Third-Party Loan has no bona fide claim against Borrower and no defense, set-off or counterclaim exists with respect to the Third-Party Loan;

(l)	the Third-Party Loan meets all of the credit guidelines of Borrower set forth on Exhibit 1.01;

(m)	the debtor of such Third-Party Loan are not engaged in any litigation with Borrower with respect to each other and neither has threatened the other, in writing, with any litigation or arbitration;

(n)
the applicable Marketplace Lender with respect to any Third-Party Loan has certified to the Borrower as follows: the issuance of the Third-Party Loan complied with, and since has been administered in accordance with all applicable laws, including, all applicable usury laws and consumer protection laws, the Electronic  Signatures in Global and National Commerce Act, the Electronic Funds Transfer Act, the Uniform Electronic Transactions Act, the federal Truth-in-Lending Act (and Regulation Z promulgated thereunder), the federal Equal Credit Opportunity Act (and Regulation B promulgated thereunder), the federal Consumer Credit Protection Act, the Trade Regulation Rule on Preservation of Consumers’ Claims and Defenses of the Federal Trade Commission, and the Fair Credit Reporting Act, as applicable; and

(o)	Third-Party Loans underwritten by a Marketplace Lender to the extent the aggregate amount of Third-Party Loans from such Marketplace Lender do not exceed 40% of all Third-Party Loans.

A Third-Party Loan which is at any time a Eligible Loan, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Loan.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“Event of Default” is defined in Section 8.01.

“Excluded Taxes” means (i) overall net income or franchise taxes imposed on any Lender by the United States or by the jurisdiction under the laws of which such  Lender is organized or has its principal office or applicable lending office, (ii) branch profits taxes imposed by the United States or any similar tax imposed on any Lender by any other jurisdiction described in clause (i), (iii) in the case of Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to laws in effect at the time  Lender becomes a party hereto, and (iv) any U.S. federal withholding tax imposed as a result of any Lender’s failure to comply with the requirements set forth in Section 3.12(c).

“Financial Statements” means the financial statements (including balance sheets, statements of income and expense, and cash flow statement) of Borrower and the related notes and schedules thereto delivered by Borrower to Lender prior to the date hereof; and the quarterly, semi-annual, and annual financial statements and reports required to be provided to Lender pursuant to Section 7.08 hereof.

“Fiscal Month” means a fiscal month of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower, which period shall be the 12- month period ending on June 30th of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2017”) refer to the Fiscal Year ending on June 30th of such calendar year.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any nation or government, any state or other political  subdivision thereof,  any  central  bank  (or  similar  monetary or  regulatory  authority) thereof, any entity exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and (b) the National Association of Insurance Commissioners.

“Huntington” means The Huntington National Bank.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations with respect to Capitalized Leases; (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;  (g)  all  Guaranty  Obligations  (as  defined  in  the  definition  of  “Contingent Obligation”) in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.  For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable.

 “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property in connection with such a proceeding, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due.

“Investment” means (i) any purchase or acquisition (or commitment to make any purchase or acquisition) by Borrower of any capital stock, Equity Interest, or any obligations or other securities of, or any interest in, any Person, (ii) any advance, loan, extension of credit or capital contribution to or other investment in any Person, including any Affiliate of Borrower, or (iii) creation of any new Subsidiary.   For clarification purposes, the purchase of a Third-Party Loan or any commitment or agreement to purchase Third-Party Loans is expressly excluded from the definition of an Investment.

“Lender” is defined in the recitals.

“LIBO Rate” means the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related LIBO Rate Interest Period, as determined by Lender in its discretion based upon reference to information which appears on page LIBOR01, captioned ICE Benchmark Administration Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Lender, such other reasonably comparable money rate service as Lender may select) or upon information obtained from any other reasonable procedure, as of two Business Days prior to the first day of a LIBO Rate Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of each LIBO Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by Lender. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically, without notice to the Borrower, on the first day of each LIBO Rate Interest Period. Except for the first interest rate change, the interest rate change will not occur more often than each month. If the LIBO Rate becomes unavailable, Lender may designate a substitute index after notifying Borrower. The reference sources for the index used by Lender, as stated herein, may actually quote the index on any given day to as many as 5 places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under the Notes will be to 5 places to the right of the decimal point.

“LIBO Rate Interest Period” shall mean a period of one (1) month provided that if any LIBO Rate Interest Period would otherwise expire on a day which is not a Business Day, the LIBO Rate Interest Period shall be extended to the next succeeding Business Day (provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the LIBO Rate Interest Period shall expire on the immediately preceding Business Day.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

“Loan Documents” means this Agreement, each Revolving Note, any guaranties, security agreements, including the Security Agreement, collateral assignments, pledge agreements, control agreements, including the Control Agreements, and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or delivered to Lender in connection with this Agreement.

“Mandatory Prepayment Event” is defined in Section 3.05(b).

“Marketplace Lender” means the originator and underwriter of Third-Party Loans purchased by the Borrower.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Borrower taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against a Loan Party of any Loan Document.

“Multiemployer Plan” means a multiemployer pension plan within the meaning of the Multiemployer Pension Plan Amendment Act, as amended from time to time.

“Obligations” means any and all present and future debts, obligations and liabilities of the Borrower under or in connection with this Agreement, the Revolving Note or any other Loan Document, whether now or hereafter made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether the Borrower is liable individually or jointly with others, whether for principal, interest or other debts, obligations or liabilities.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Other Taxes” means any and all present or future stamp, documentary, intangible, recording, filing, excise, property or other similar Taxes, levies, imposts, duties, assessments, charges, fees, deductions or withholdings (and any interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, but shall exclude Excluded Taxes.

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L., 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Permanent Revolving Borrowing Base” means 5% of Eligible Loans.

“Permanent Revolving Loans” is defined in Section 2.01(c).

“Permitted Derivative Obligations” means all obligations (contingent or otherwise) of Borrower existing or arising under Derivative Contracts, provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities used by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”; and (b) such Derivative Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Liens” means:

(a)	liens set forth on Schedule 5.06 hereto;

(b)
liens for taxes, assessments or governmental charges, and liens incident to construction, which are either not delinquent or are being contested in good faith by the Borrower or a Subsidiary by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided on the Borrower’s financial statements in accordance with GAAP; and easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by the Borrower;

(c)
liens or  deposits  in  connection  with  worker’s  compensation  or  other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

(d)
purchase money liens on property (other than inventory) acquired in the ordinary course of business, to finance or secure a portion of the purchase price thereof, and liens on property acquired existing at the time of acquisition; provided that in each case such lien shall be limited to the property so acquired and the liability secured by such lien does not exceed either the purchase price or the fair market value of the asset acquired; and

(e)	liens required by this Agreement as security for the Obligations.

“Person” means any individual, sole proprietorship, partnership, corporation, business  trust,  joint  stock  company,  trust,  unincorporated  organization,  association,  limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any Company, any of its Affiliates, or any member of the Controlled Group, or any such plan to which any Company, any of its Affiliates, or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Prime Commercial Rate” means the rate established by Lender from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Lender’s most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the Notes based upon the Prime Commercial Rate shall change automatically without notice to Borrower immediately with each change in the Prime Commercial Rate.

 “Reportable Event” means a reportable event as that term is defined in Title IV of ERISA.

“Revolving Commitment” means an amount equal to $20,000,000, as may be reduced by the Lender following the occurrence and during the continuance of an Event of Default.

“Revolving Loan” means, collectively the Permanent Revolving Loans and Short- Term Revolving Loans.

“Revolving Note” is defined in Section 2.01(d).

“Security Agreement” means the Security Agreement executed by Borrower in favor of the Lender, in form and substance acceptable to the Lender, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Short-Term Revolving Loans” is defined in Section 2.01(b).

“Solvent” means, as to any Person as of any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by Borrower.

“Taxes” or “tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) imposed by any Governmental Authority.

“Termination Date” is defined in Section 2.01(a).

“Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for Derivative Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include Lender).

“Third-Party Loan” means loans issued by a Marketplace lender and purchased by the Borrower from such Marketplace Lender or through an intermediary for such Marketplace Lender.

“Unfunded Liabilities” means, with regard to any Plan, the excess of the current value of the Plan’s benefits guaranteed under ERISA over the current value of the Plan’s assets allocable to such benefits.

“Variable Rate” means the rate per annum equal to (a) the LIBO Rate, which rate shall be determined by the Lender on the first Business Day of each LIBO Rate Interest Period selected in the manner set forth in the definition of “LIBO Rate” and shall remain in effect until the first Business Day of the following month, plus (b) 2% per annum.

Section 1.02  Other Interpretive Provisions.

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)
The words “hereof”, “herein”, and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule, Exhibit and Appendix references are to this Agreement unless otherwise specified.

(c)	The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d)	The term “including” is not limiting and means “including without limitation.”

(e)
In  the computation of  periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f)	The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(g)
Unless otherwise expressly provided herein, (i) references to agreements, (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(h)	The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(i)
This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(j)
This  Agreement  and   the  other  Loan  Documents  are  the  result  of negotiations among and have been reviewed by counsel to the Borrower and Lender, and are the products of all parties.  Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

Section 1.03 Accounting Principles.

(a)
All accounting terms not specifically defined herein shall be defined in accordance with Generally Accepted Accounting Principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America in effect from time to time (“GAAP”). All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

(b)	References herein to “fiscal year” refer to such fiscal period of the Borrower.

(c)
In  the  event  that  any  changes  in  GAAP  occur  after  the  date  of  this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrower and Lender agree to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating the Borrower’s financial condition will be the same after such changes as if such changes had not occurred; provided, however, that until so amended, such financial covenants, standards or terms shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such accounting change.

Section 1.04  Uniform Commercial Code Terms.

All capitalized terms used herein with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of Illinois from time to time shall have the meaning  given  therein  unless  otherwise  defined  herein.  To  the  extent  the  definition  of  any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

ARTICLE II

REVOLVING LOANS

Section 2.01 Loans.

(a)
From time to time prior to September 5, 2019 or the earlier termination in full of the Revolving Commitment in accordance with this Agreement (in either case, the “Termination Date”), and subject to all of the terms and conditions of this Agreement, Borrower may obtain Revolving Loans from Lender up to the maximum aggregate amount of the Revolving Commitment, subject to the limitations of the Short-Term Revolving Loans and Permanent Revolving Loans.   Subject to the terms and conditions of this Agreement, the Borrower may repay Revolving Loans and reborrow hereunder.  Each of the Revolving Loans shall be in an amount equal to or greater than $2,000,000.

(b)
The Borrower may request a revolving loan that matures upon the earlier of (i) 120 days from the date of such loan and (ii) the Termination Date (each a “Short-Term Revolving Loan”); provided that after giving effect to each requested Short-Term Revolving Loan: (i) the aggregate outstanding principal amount of Revolving Loans would not exceed the Revolving Commitment; and (ii) the sum of all outstanding Revolving Loans would not exceed the Borrowing Base.

(c)
The  Borrower  may  request  a  revolving  loan  that  matures  upon  the Termination Date (each a “Permanent Revolving Loan”); provided that after giving effect to each requested Permanent Revolving Loan: (i) the aggregate outstanding principal amount of Revolving Loans would not exceed the Revolving Commitment; and (ii) the sum of all outstanding Permanent Revolving Loans would not exceed the Permanent Revolving Borrowing Base.

(d)
Each Short-Term Revolving Loan and Permanent Revolving Loan shall be evidenced by a single promissory note, and shall be in the form of Exhibit 2.01(d) (the “Revolving Note”).  The Revolving Note shall be expressed to be payable in the full amount of the Revolving Commitment; however, the Borrower shall be obligated to pay only the amounts actually disbursed to or for the account of the Borrower, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time. Unless due earlier hereunder, the Borrower shall repay to the Lender the principal and interest borrowed under the Revolving Loans in accordance with the applicable maturity dates, as detailed in Sections 2.01(b) and (c).

Section 2.02 Use of Proceeds.

The Borrower represents, warrants and agrees that:

(a)	The proceeds of the Revolving Loans made hereunder may be used for working capital, capital expenditures, general corporate needs and any other lawful purposes.

(b)
No  part  of  the  proceeds  of  any  loan  made  hereunder  will  be  used  to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock” (as such terms are defined in the Regulation U of the Board of Governors of the Federal Reserve System), and the assets of the Borrower do not include, nor does  the  Borrower  have  any  present  intention  of  acquiring,  any  such security.

Section 2.03 Unconditional Promise to Pay, Etc.

(a)
The Obligations of Borrower hereunder and under the Revolving Note shall be absolute and unconditional; Borrower unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law or otherwise, would operate to impair or diminish such liability; and nothing whatever except actual full payment to the Lender of such Obligations shall operate to discharge the liability of the Borrower hereunder.   Notwithstanding anything herein to the contrary, under no circumstances shall the Borrower waive any defense to its indemnification and expense obligations under Section 9.13 based on the Lender’s gross negligence or willful misconduct.

(b)
Lender shall not be obligated to:  (i) take any steps whatsoever to collect from, or to file any claim of any kind against, Borrower or any other Person liable for payment or performance of any of the Obligations; or (ii) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of any of the Obligations; or (iii) in any other respect  exercise  any  diligence  whatever  in  collecting  or  attempting  to collect any of the Obligations by any means.

(c)
Without  limiting  the  generality  of  the  foregoing,  there  shall  be  no diminution or impairment of the liability of Borrower in any respect, if the Lender exercises any of the following rights without notice of any kind to the Borrower (except as otherwise required by law, by this Agreement or by the Loan Documents):  (i) extend any additional credit to Borrower; (ii) accept any collateral, security or guarantee for any Obligations or any other credit; (iii) determine how, when and what application of payments, credits and collections, if any, shall be made on the Obligations and any other credit and accept partial payments; (iv) determine what, if anything, shall at any time be done with respect to any collateral or security; subordinate, sell, transfer, surrender, release or otherwise dispose of all or any of such collateral or security; and purchase or otherwise acquire any such collateral or   security   at   foreclosure   or   otherwise;   and   (v)   with   or   without consideration grant, permit or enter into any waiver, amendment, extension, modification, refinancing, indulgence, compromise, settlement, subordination, discharge or release of:  (A) any of the Obligations, (B) any obligations of any other person or entity liable for payment or performance of any of the Obligations, and any agreement relating to such obligations and (C) any collateral or security or agreement relating to collateral or security for any of the foregoing.

(d)
Borrower   hereby   unconditionally  waives   (i)   presentment,   notice   of dishonor,  protest,  demand  for  payment  and  all  notices  of  any  kind, including without limitation:  notice of acceptance hereof; notice of the creation of any of the Obligations; notice of nonpayment, nonperformance or other default on any of the Obligations; and notice of any action taken to collect upon or enforce any of the Obligations; and (ii) any setoffs or counterclaims against the Lender which would otherwise impair rights of the Lender against the Borrower.  Notwithstanding anything herein to the contrary, under no circumstances shall the Borrower waive any defense to their indemnification and expense obligations under Section 9.13 based on the Lender’s gross negligence or willful misconduct.

Section 2.04 Origination Fee.

On the Closing Date, the Borrower shall pay to the Lender an origination fee computed at a rate equal to 0.25% of the Revolving Commitment.

Section 2.05 Commitment Fee.

From the Closing Date to the payment in full in cash of all Obligations under this Agreement, Borrower shall pay to Lender an unused fee monthly commencing on October 1, 2017, and on the first Business Day of each month thereafter for the previous month. The commitment fee payable to Lender shall be determined by multiplying twenty-five (25) basis points per annum times the daily unused amount of the Revolving Commitment each day during the relevant period or portion thereof. The commitment fee shall be computed in the same manner as in Article III (Computation of Interest). Whenever any payment of the commitment fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the commitment fee herein described shall not be refundable under any circumstances.

ARTICLE III

ADMINISTRATION OF CREDIT

Section 3.01 Interest on Loans.

Each  Revolving  Loan  shall  bear  interest  on  the  outstanding principal  amount thereof from the applicable Borrowing Date payable monthly on the first day of each month at a rate per annum equal to the Variable Rate according to the terms of this Article III.   If any payment hereunder is due on a day that is not a Business Day, then payment will be due on the next Business Day.

Section 3.02 Borrowing Procedure.

Borrower will request a Revolving Loan by written notice in the form of Exhibit 3.02 annexed hereto to Lender not later than 1:00 p.m., Chicago time, at least three Business Days prior to the proposed date of such borrowing.  Each such request shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify (i) the amount of the requested Revolving Loan; (ii) the proposed Borrowing Date; and (iii) the type of Revolving Loan (whether Short-Term or Permanent Revolving Loan).  Each borrowing shall be on a Business Day.  Each borrowing shall be in an aggregate amount of at least $2,000,000.

Section 3.03 Change in Law; Capital Adequacy; Loss; Indemnity.

(a)
In the event that Lender reasonably determines that by reason of (i) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of Lender with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed, (ii) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (iii) any other circumstance affecting Lender or the interbank eurocurrency market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBO Rate, plus 2%, shall not represent the effective pricing to Lender of accruing interest based upon the LIBO Rate, then, and in any such event, the accrual of interest based upon the LIBO Rate shall be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue at a variable rate of interest per annum, which shall change in the manner set forth below, equal to 1.00 percentage points in excess of the Prime Commercial Rate.

(b)
In the event that on any date Lender shall have reasonably determined that accruing interest hereunder based upon the LIBO Rate has become unlawful by compliance by Lender in good faith with any law, governmental rule, regulation or order, then in any such event, Lender shall promptly give notice thereof to Borrower. In such case, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to 1.00 percentage points in excess of the Prime Commercial Rate.

(c)
If, due to (i) the introduction of or any change in or in the interpretation of any law or regulation, (ii) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (iii) the failure of Borrower to pay any amount when required by the terms of this Agreement, there shall be any loss or increase in the cost to Lender of accruing interest on the Revolving Note based upon the LIBO Rate, then Borrower agrees that Borrower shall, from time to time,  within  10  days  of  demand  by  Lender,  pay  to  Lender  additional amounts sufficient to compensate Lender for such loss or increased cost. A certificate as to the amount of such loss or increase cost, submitted to Borrower by Lender, shall be conclusive evidence, absent error, of the correctness of such amount.

Section 3.04 Discretion of Lender as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to comply with the terms of this Agreement by funding and maintaining its funding of all or any part of its Loans hereunder in any manner it sees fit.

Section 3.05 Limitation on Prepayment; Mandatory Prepayment.

(a)	Optional Prepayments. The Revolving Loans may be prepaid at the option of the Borrower in whole or in part at any time without premium or penalty.

(b)
Mandatory Prepayments.   If  at any time (A)  the aggregate outstanding principal amount of the Revolving Note shall exceed the Revolving Commitment; (B) the outstanding principal amount of Revolving Loans shall exceed the Borrowing Base; or (C) the outstanding principal amount of the Permanent Revolving Loans shall exceed the Permanent Revolving Borrowing Base, the Borrower shall immediately notify the Lender and prepay such Revolving Note(s) to the extent necessary to eliminate such excess.

Section 3.06 Conclusiveness of Statements.

Determinations and statements of Lender pursuant to Sections 3.03, 3.07 and 3.10 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent error.

Section 3.07 Computations of Interest.

Interest on the unpaid principal balance of the Revolving Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days.

Section 3.08 Payments; Loan Accounts.

(a)
Interest on all Revolving Loans will be due and payable (i) in the case of each Revolving Loan, monthly beginning on the first Business Day of the month following the month in which Borrower obtains such Revolving Loan and on the first Business Day of each month thereafter during which such Revolving Loan is outstanding, and (ii) in the case of any Revolving Loan, at the respective maturity of such Revolving Loan, whether by acceleration or otherwise.

(b)
All Revolving Loans shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business.  The accounts or records  maintained  by  Lender  shall  be  conclusive  absent  error  of  the amount of the Revolving Loans made by Lender to the Borrower, and the interest and payments thereon.   Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Revolving Loans unless the Borrower can otherwise establish that the relevant portion of the Obligations has been paid.

(c)
During  the  continuation  of  an  Event  of  Default,  the  Lender  is  hereby authorized to charge any account of Borrower (excluding any payroll, trust, fiduciary, escrow and tax withholding account) maintained with the Lender for any amount that becomes due under this Agreement and remains unpaid past any applicable grace period.

Section 3.09 Interest Following Event of Default.

From and after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or (b), the unpaid principal amount of the Revolving Loans and all other amounts due and unpaid under this Agreement and the Loan Documents will bear interest until paid computed at a rate equal to 3% per annum in excess of the rate or rates otherwise payable hereunder (the “Default Rate”).

Section 3.10 Deposits; Set Off.

Borrower grants Lender, as security for the Obligations, a lien and security interest in any and all monies, balances, accounts and deposits (including certificates of deposit but excluding payroll, trust, fiduciary, escrow and tax withholding accounts) of Borrower at Lender now or at any time hereafter.  If any Event of Default occurs and is continuing hereunder or any attachment of any balance of Borrower occurs, Lender may offset and apply any such security toward the payment of the Obligations, whether or not such Obligations, or any part thereof, shall then be due.  Promptly upon its charging any account of Borrower pursuant to this Section, Lender shall give Borrower notice thereof.

Section 3.11 Posting and Application of Payments.

(a)
All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents must be made to Lender not later than noon (Chicago time) on the due date to ensure credit on the due date.

(b)
Prior to the existence of an Event Default under this Agreement, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to Lender in connection with the Revolving Loans. During the existence of an Event Default under this Agreement, payments may be applied, at Lender’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which   are   subsequently   invalidated,   declared   to   be   fraudulent   or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Revolving Loans or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

(c)
Borrower  shall  pay  principal,  interest,  and  all  other  amounts  payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

Section 3.12 Taxes.

(a)
All payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law.  If any Taxes shall be required to be deducted or withheld from any such payments, then (i) if the Tax is an Indemnified Tax the sum payable by the Borrower shall be increased as necessary so that after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.12), Lender receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) Borrower shall make (or cause to be made) such deductions and withholdings and (iii) Borrower shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  In addition, Borrower shall pay (or cause to  be  paid)  any  Other  Taxes  imposed  other  than  by  deduction  or withholding to the relevant Governmental Authority in accordance with applicable law.   As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, and in any event within 60 days of such payment being due, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(b)
Without duplication of any amounts paid pursuant to Section 3.12(a), the Borrower hereby indemnifies Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by Lender, or any of its respective Affiliates, on or with respect to any payment by or on account of any obligation of Borrower or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.12) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority.   A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent error.

(c)
If any party determines, in its reasonable discretion exercised in good faith, that  it  has  received  a  refund  of  any  Taxes  as  to  which  it  has  been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d)
Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in this Section 3.12 shall survive the payment in full of all amounts due hereunder (other than unasserted contingent obligations).

ARTICLE IV

CONDITIONS OF BORROWING

Section 4.01 Closing Date.  The obligation of Lender to enter into this Agreement is subject to the satisfaction or waiver of the following conditions:

(a)
Security Agreement. Borrower shall have executed and delivered to Lender a Security Agreement in form and substance satisfactory to Lender and financing statements, in form satisfactory to Lender, covering the collateral described in the Security Agreement.

(b)
Counsel Opinion.   (i) the Lender shall have received from Borrower’s internal counsel, a satisfactory opinion as to such matters relating to the Borrower, the validity and enforceability of this Agreement, the loans to be made hereunder and the other documents required by this Article IV as the Lender shall reasonably require and (ii) the Borrower shall execute and/or deliver to Lender or its counsel such documents concerning its corporation status and the authorization of such transactions as may be requested by Lender or its counsel.

(c)
Proceedings.  All proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to Lender and its counsel.

(d)	Other Documents. The Borrower shall have executed and delivered to Lender such other documents as Lender may in its sole discretion require.

(e)	Fees and Expenses. The Borrower shall have paid to the Lender the origination fee required to be paid pursuant to Section 2.04.

(f)
Consents.  Lender shall have received any and all regulatory, governmental, Board of Directors, lender, equity holder or third party consents necessary and appropriate to permit the effectuation of the transactions contemplated by this Agreement and the Loan Documents.

(g)	No Material Adverse Change. There shall have been no Material Adverse Change in the financial condition or assets of the Borrower taken as a whole since June 30, 2016.

Section 4.02 Initial Loan. The obligation of Lender to make the initial Loan hereunder is subject to the satisfaction or waiver of the following conditions:

(a)
Perfected Liens.  Lender shall have obtained a valid security interest in the Collateral covered by the Security Agreement free and clear of all liens except for Permitted Liens; and all documents, instruments, filings, recordations and searches necessary in connection with the perfection (to the extent required by the terms of any Loan Document).

(b)	Revolving Note. The Borrower shall have executed and delivered to Lender the Revolving Note.

(c)
Searches.  Lender shall have received, in form and substance satisfactory to the Lender, such lien searches, and other evidence of lien priority covering the security interest granted to the Lender hereunder as the Lender may require.

(d)
Counsel Opinion.  (i) the Lender shall have received from Drinker Biddle & Reath LLP, as the Borrower’s counsel, a satisfactory opinion as to the validity and enforceability of the Control Agreements and the security interests created thereunder, and such related matters as the Lender shall reasonably require and (ii) the Borrower shall execute and/or deliver to Lender or its counsel such documents concerning its corporation status and the authorization of such transactions as may be requested by Lender or its counsel.

(e)
Proceedings.  All proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to Lender and its counsel.

(f)	Other Documents. The Borrower shall have executed and delivered to Lender such other documents as Lender may in its sole discretion require.

(g)
Initial Borrowing Base Confirmation.   Lender shall have received a Borrowing Base Certificate in form and substance satisfactory to the Lender as of a date not more than 10 days prior to the closing of the initial Loans, with  a  pro-forma  calculation  after  giving  effect  to  the  initial  Loans requested to be funded on the Closing Date.

(h)
Pro Forma Compliance.  The Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender and based on the form of Exhibit 7.08 attached hereto, demonstrating pro forma compliance with Section 7.03.

(i)	Solvency. The Borrower shall have delivered to the Lender a solvency certificate of the Borrower giving effect to the funding of the initial Loans hereunder and the consummation of the other transactions contemplated hereby.

(j)	No Material Adverse Change. There shall have been no Material Adverse Change in the financial condition or assets of the Borrower taken as a whole since June 30, 2016.

(k)	Control Agreements. Each of the parties to the Control Agreements shall have executed and delivered to Lender such party’s respective Control Agreement prior to Lender making the initial Loans.

Section 4.03 Conditions to Each Loan.  The obligation of Lender to make a Loan (including its initial Loan) is additionally subject to the satisfaction of the following conditions:

(a)
Representations and Warranties; No Default or Event of Default.  The representations and warranties contained in Article V hereof and the other Loan Documents continue to be true and correct in all material respects on the date of such loan or extension of credit; and no Default or Event of Default hereunder shall have occurred and be continuing hereunder.

(b)
Control Agreements.   The Control Agreements remain in full force and effect, and Borrower has maintained custodian relationships only with the custodians that have previously entered into Control Agreements with Lender.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In  order  to  induce the  Lender  to  make the  Revolving Loans  and  make other financial accommodations as provided herein, Borrower represents and warrants to the Lender as follows as of the date of this Agreement and each request by Borrower for a Revolving Loan or other extension of credit hereunder (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date) shall constitute a representation and warranty by the Borrower that all such representations and warranties remain true in all material respects on and as of the date of such requested loan or extension of credit:

Section 5.01 Organization; Standing; Qualification.

(a)
Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland and as a foreign entity under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it required licensing and qualification, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b)	Borrower has no Subsidiaries, nor does Borrower own any equity interest in, or control directly or indirectly, any other entity except as permitted by Section 6.03.

Section 5.02 Authorization; Enforceability; Etc.

(a)
The execution, delivery and performance of the Loan Documents are within the corporate powers of the Borrower, have been duly authorized by all necessary action and do not and will not (i) violate any provision of the articles of incorporation or the bylaws of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower; (ii) require the consent or  approval  of,  or  filing  or  registration  with,  any  governmental  body, agency or authority; or (iii) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance not in favor of Lender upon any property of Borrower pursuant to any indenture or other material agreement or material instrument under which Borrower is a party or by which it or its properties may be bound or affected.

(b)
The Loan Documents to which Borrower is a party constitute legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

(c)
The execution and delivery of the Loan Documents, the filing of UCC financing statements with the appropriate Secretary of State, and the other Loan Documents create in favor of Lender valid and perfected first priority Liens  and  security  interests  in  and  to  all  of  the  Collateral  subject  to Permitted Liens.  The Collateral secures the full payment and performance of the Obligations.

(d)	To Borrower’s knowledge, none of the Collateral is forged or has affixed thereto any unauthorized signatures or has been entered into by any Person without the required legal capacity.

(e)	There have been no material modifications or amendments to the Eligible Loans.

(f)	To Borrower’s knowledge, the Eligible Loans pledged as Collateral are in full force and effect as valid and binding obligations of the respective parties thereto.

(g)
The grant of the security interests described herein by Borrower in favor of Lender has not adversely affected and will not adversely affect the validity or enforceability of the obligations of the parties to the Eligible Loans or pursuant to any related documents or instruments.

(h)
Lender is not and shall not be required to take, and Borrower has taken, any and all required steps to perfect and maintain Lender’s security interests in the Collateral (other than maintaining possession, custody, and control of the portion of the Collateral constituting instruments and timely filing continuation statements for UCC financing statements); and Lender is not and shall not be required to collect or realize upon the Collateral or any distribution of interest or principal, nor shall loss of, or damage to, any Collateral release Borrower from its Obligations.

Section 5.03 Employee Retirement Income Security Act.

All Plans are in compliance in all material respects with the applicable provisions of ERISA.  Borrower has not incurred any material “accumulated funding deficiency” within the meaning  of  section  302(a)(2)  of  ERISA  in  connection  with  any  Plan.    There  has  been  no Reportable Event for any Plan, the occurrence of which would have a materially adverse effect on Borrower, nor has Borrower incurred any material liability to the Pension Benefit Guaranty Corporation under section 4062 of ERISA in connection with any Plan.  There are no Unfunded Liabilities of any Plan.  Borrower is not a member of any Multiemployer Plan.

Section 5.04 Financial Statements.

The Financial Statements and other information delivered or to be delivered by Borrower to Lender at or prior to the Closing Date fairly present in all material respects the financial conditions and results of operations of the Borrower as of the date or dates thereof and for the periods covered thereby.    There are no material liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such Financial Statements that are not reflected therein or in the notes thereto that have not otherwise been disclosed to Lender in writing.  There have been no Material Adverse Changes in the financial condition of the Borrower from the financial conditions shown in the Financial Statements, nor has Borrower incurred any material liabilities, direct or indirect, fixed or contingent, that are not shown in the Financial Statements.  The Borrower is able to pay all of its debts as they become due, and Borrower is Solvent after giving effect to the Obligations.  None of the Obligations under this Agreement and the other Loan Documents render the Borrower unable to pay its debts as they become due.

Section 5.05 [Reserved].

Section 5.06 Liens.

Borrower has good and marketable title to all of its assets, real and personal, free and clear of all Liens, except Permitted Liens.

Section 5.07 Contingent Liabilities.

Borrower does not have any Contingent Obligations, except those permitted by Sections 6.06 and 6.10 hereof or set forth on Schedule 5.07 hereto.

Section 5.08 Taxes.

Except as expressly disclosed in the financial statements referred to in Sections 5.04 or 7.08, Borrower does not have any material outstanding unpaid tax liability (except for (i) taxes which are currently accruing, which are not delinquent and (ii) to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Change upon any of its property, financial condition or business operations, with adequate reserves provided for such payments).

Section 5.09 Absence of Litigation.

Except as  set  forth  on  Schedule 5.09  hereto,  Borrower  is  not  a  party to  any litigation or administrative proceeding, nor so far as is known by Borrower has any litigation or administrative proceeding been threatened in writing against Borrower, which in either case (i) relates  to  the  execution,  delivery  or  performance  of  this  Agreement,  or  any  of  the  Loan Documents, or (ii) could reasonably be expected to, if adversely determined, cause any Material Adverse Change.

Section 5.10 Absence of Default.

No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any Indebtedness of Borrower having a total principal balance of $250,000 or more.  Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Change.

Section 5.11 Trademarks, etc.

Borrower possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others which could reasonably be expected to result in a Material Adverse Change.

Section 5.12 Partnerships; Joint Ventures.

Borrower is not a member of any partnership or joint venture.

Section 5.13 Full Disclosure.

No written information, exhibit or report furnished by Borrower to the Lender in connection with the negotiation or execution of this Agreement or any Loan Document contained any material misstatement of fact as of the date when made or omitted to state a material fact or any fact necessary to make the statements contained therein, under the circumstances in which they were made, not materially misleading as of the date when made, taken as a whole.

Section 5.14 Fiscal Year.

The Fiscal Year of the Borrower ends on June 30 of each year.

Section 5.15 Solvency.

As of the date of this Agreement, immediately after giving effect to each borrowing hereunder and the use of the proceeds thereof, the Borrower will be Solvent.

Section 5.16 Compliance with Laws.

Borrower has complied in all material respects with all applicable laws, rules, regulations, judgments, agreements, decrees and orders with respect to its business and properties and all Collateral, which if not complied with could reasonably be expected to cause a Material Adverse Change.

Section 5.17 Anti-Terrorism Laws.

Borrower shall not, at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming the compliance of Borrower with this section.

ARTICLE VI

NEGATIVE COVENANTS

While any part of the credit granted to the Borrower is available and while any part of the principal of or interest on the Revolving Note or any of the other Obligations remains unpaid (other than unasserted contingent obligations), the Borrower shall not do any of the following, without the prior written consent of the Lender:

Section 6.01 Restriction of Indebtedness.

Create, incur, assume or have outstanding any Indebtedness, except in connection with the Revolving Note issued under this Agreement and Permitted Derivative Obligations.

Section 6.02 Restriction on Liens.

Create or permit to be created or allow to exist any Lien on any property or asset now owned or hereafter acquired by Borrower, except Permitted Liens.

Section 6.03 Acquisitions and Investments.

Make any Acquisition or Investment, except:

(a)
Investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) obligations issued or fully guaranteed by the United States; (iv) prime commercial paper maturing within 1 year of the date of acquisition by the Borrower; and (v) other cash equivalents;

(b)	loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

(c)	Investments set forth on Schedule 6.03, provided that such Investments shall not be increased;

(d)	the purchase of Third-Party Loans;

(e)	Permitted Derivative Obligations; and

(f)	So long as no Event of Default has occurred or is continuing on the date of such Investment, other Investments not to exceed $500,000 at any time outstanding.

For purposes of this Section 6.03, all Investments shall be valued at original cost (less any repayments), without any adjustment for subsequent gains or losses or revaluations with respect thereto.

Section 6.04 Liquidation; Merger; Disposition of Assets.

Liquidate or dissolve; or merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business, dispositions of Investments made in accordance with Section 6.03(a), (c) or (f) and sales of Third-Party Loans in accordance with Section 6.05).

Section 6.05 Third-Party Loans.

Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or rights to receive payments on Third-Party Loans, whether now owned or hereafter acquired, except in the ordinary course of business and so long as after such disposition the sum of all outstanding Revolving Loans would not exceed the Borrowing Base and the sum of all Permanent Revolving Loans would not exceed the Permanent Revolving Borrowing Base.

Section 6.06 Contingent Obligations.

Incur or permit to exist any Contingent Obligation, except: (i) pursuant to the deposit and collection of checks and other items in the ordinary course of business and (ii) Permitted Derivative Obligations.

Section 6.07 Affiliates.

Other than the transactions described on Schedule 6.07 hereto, and subject to any restriction set forth in such Schedule, and except for customary salary, bonuses or equity or option incentives, suffer  or  permit any transaction  with  any Affiliate,  except  (i)  on  terms  not  less favorable to Borrower than would be usual and customary in similar transactions on an arm’s length basis with non-affiliated person, (ii) compensation and other employee benefit plans, (iii) usual and customary indemnification obligations in the organizational documents of the Borrower for acts and omissions of its officers and directors, and (iv) indemnification and reimbursement of out-of-pocket expenses of employees, officers and directors.

Section 6.08 Partnerships; Joint Ventures.

Become a member of any partnership or joint venture.

Section 6.09 Fiscal Year.

Change its Fiscal Year.

Section 6.10 Derivatives.

Enter into any Derivative Contract except Permitted Derivative Obligations.

Section 6.11 Organizational Changes; Name Change; Subsidiaries.

(i)        Amend,  modify  or  supplement  any  formation  document  regarding  its structure, authority or purpose, including, but not limited to, its articles of incorporation and bylaws; (ii) change its name, its chief executive office, or the locations at which it does business without providing Lender at least thirty (30) days' prior written notice thereof and executing, at Borrower's sole expense, such UCC amendments and all other documents and instruments as Lender deems reasonably necessary in order to continue the perfection of its Lien in and to all of the Collateral; (iii) change its jurisdiction of incorporation; or (iv) create any Subsidiaries.

Section 6.12 [Reserved].

Section 6.13 Dividends and Distributions.

(a)  Declare  or  make  any  dividend  payment  or  other  distribution  of  assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests if payment of such dividend would cause an Event of Default, or (b) Purchase, redeem or otherwise acquire for value any of its Equity Interests excluding quarterly repurchases of 5-25% of Equity Interests of Borrower in accordance with the 1940 Act.

ARTICLE VII

AFFIRMATIVE COVENANTS

While any part of the credit granted to the Borrower is available and while any part of the principal of or interest on the Revolving Note or any of the other Obligations remains unpaid (other than unasserted contingent obligations) or any Revolving Commitment remains available, and unless waived in writing by the Lender, Borrower shall:

Section 7.01 Payment and Performance of Obligations; Performance Under Transaction Documents.

Repay all of the Revolving Loans and all related fees and amounts when and as the same become due and payable, and Borrower shall observe and perform all of the Obligations, including, without limitation, all covenants, agreements, terms, conditions, and limitations contained in the Loan Documents, and will do all things necessary that are not prohibited by law to prevent the occurrence of any Default or Event of Default hereunder.

Section 7.02 Maintenance of Existence, Qualification and Assets.

At all times (i) maintain its legal existence; and (ii) maintain its qualification, where required, to transact business and good standing in the State of Maryland; and in any other jurisdiction in which it conducts business, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 7.03 Financial Status.

(a)	Maintain at all times an aggregate outstanding principal amount of Third- Party Loans and cash and cash equivalents in an amount equal to or exceeding $80,000,000 in the aggregate.

(b)	Ensure that the aggregate outstanding principal amount of Third-Party Loans that are Defaulting Loans does not exceed 15% of the aggregate principal amount outstanding of all Third-Party Loans.

(c)	Ensure that the aggregate amount of Permanent Revolving Loans does not exceed the Permanent Revolving Borrowing Base at any time.

Section 7.04 Reserved.

Section 7.05 Corporate Existence; Obligations.

Do all things necessary to: (i) maintain its legal existence and all rights and franchises necessary for the conduct of its business in all material respects; (ii) comply in all material respects with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by Governmental Authorities; and (iii) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its Indebtedness and other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any Material Adverse Change upon any of its property, financial condition or business operations, with adequate reserves provided for such payments.

Section 7.06 Business Activities.

Continue to carry on its business activities in substantially the manner such activities are conducted on the date of this Agreement and not make any material change in the nature of its business other than activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension of, the businesses conducted by the Borrower on the Closing Date.

Section 7.07 [Reserved].

Section 7.08 Accounting Records; Reports.

Maintain or cause to be maintained a system for accounting in accordance with GAAP consistently applied throughout all accounting periods and consistent with those applied in the preparation of the financial statements referred to in Section 5.04 and furnish to the Lender such information respecting the business, assets and financial condition of the Borrower as the Lender may reasonably request and furnish to the Lender at the times specified below:

(a)
Within 45 days of June 30th and December 31st of each year (i) a balance sheet of the Borrower as of the close of such Fiscal Quarter and of the comparable Fiscal Quarter in the preceding Fiscal Year; and (ii) statement of income of the Company for such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter and for the corresponding periods of the preceding Fiscal Year; all in reasonable detail and certified as a fair presentation in all material respects of the financial condition of the Borrower and the results of its operations as of the relevant dates thereof (without footnotes and subject to audit and normal year-end adjustments) by a Financial Officer of the Company; and

(b)
Within sixty (60) days after the close of each Fiscal Year of the Borrower, a copy of the audit report for such year and accompanying financial statements of the Borrower, as prepared by independent public accountants of recognized national or regional standing (or otherwise reasonably satisfactory to the Lender) selected by the Borrower, which audit report shall be accompanied by an opinion of such accountants to the effect that the same fairly present in all material respects the financial condition of the Borrower and the results of its operations as of the relevant dates thereof; and

(c)
On the 15th (or the immediately preceding Business Day) and last Business Day of each calendar month, a calculation of the Borrowing Base as of a date three (3) Business  Days prior to delivery, in the form of Exhibit 7.08(C) attached hereto (each a “Borrowing Base Certificate”), certified by the chief financial officer or similar representative of the Borrower; and

(d)	Within sixty (60) days following the end of each of the Borrower’s first and third Fiscal Quarters, a copy of Form N-Q filed with the Securities and Exchange Commission for such quarter; and

(e)
Within five (5) Business Days of the furnishing thereof, copies of any statement or report furnished to any other holder of material Indebtedness of Borrower (solely in its capacity as such) not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 7.08; and

(f)
Within two (2) Business Days of receipt, copies of any material notices (including notices of default or acceleration) received from any holder of material Indebtedness of Borrower (solely in its capacity as such); and

(g)
Within five (5) Business Days, after the Borrower has knowledge thereof a statement of the chief financial officer or similar representative of the Borrower describing: (i) any Default hereunder; (ii) any pending litigation or litigation threatened in writing or administrative proceeding of the type described in Section 5.09; (iii) any other condition or event which would make any of the warranties contained in this Agreement incomplete or inaccurate in any material respect; and (iv) any fact or circumstance which could reasonably be expected to result in a Material Adverse Change; and

(h)	Within fifteen (15) days of any material modification to the Borrower’s credit guidelines, Borrower shall provide notice thereof and a copy of the applicable documents.

The financial statements referred to in subsections 7.08(a) and (b) above shall each be accompanied by a certificate by the chief financial officer or similar representative of the Borrower showing computations, substantially in the form of Exhibit 7.08 attached hereto, demonstrating compliance or non-compliance with Section 7.03 and stating that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes a Default or Event of Default hereunder (or if there was such a condition or event, specifying the same).

Section 7.09 Inspections; Verification.

(a)
So long as an Event of Default has occurred and is continuing, permit representatives of the Lender to conduct, at the Borrower’s expense, field audits of the Borrower’s properties, assets and business operations as often as may be desired by Lender.

(b)
From time to time, irrespective  of any Event of Default, permit representatives of Lender to examine, audit, review and copy any of the books and records of the Borrower at any reasonable time during normal business hours and as often as may be reasonably desired; provided, Borrower shall only be required to reimburse Lender for the cost of one audit under this Section 7.09(b) in any 12 month period, and to discuss the affairs of the Borrower with any of its directors, officers, employees or agents.

Section 7.10 Custodian Control Agreements.

Within sixty (60) days of the Closing Date, and prior to Lender making any Loans to Borrower, Borrower will have a Control Agreement in favor of Lender from its custodians. Borrower shall maintain custodian relationships only with the custodians with which Lender has entered into a Control Agreement.

Section 7.11 Compliance with Certain Laws.

Without limiting Section 7.05, Borrower will (i) not become a Blocked Person, (ii) not knowingly use any part of the proceeds of any Revolving Loans hereunder to fund any operations in, finance any investments or activities in or make any payments to any Blocked Person or Blocked Country in violation in any material respect of OFAC requirements, and (iii) not violate in any material respect (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the Patriot Act.

ARTICLE VIII

DEFAULTS

Section 8.01 Defaults.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)
The Borrower shall fail to pay (i) any interest due on any Revolving Note, or any other amount payable hereunder (other than a principal payment on any Revolving Note) by three Business Days after the same becomes due; or (ii) any principal amount on any Revolving Note when due;

(b)
The Borrower shall default in the performance or observance of any agreement, covenant, condition, provision or term contained in Article VI, Section 7.03, Section 7.04, Section 7.08 or Section 7.09 of this Agreement;

(c)	Reserved;

(d)
The Borrower shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement or any Loan Document continuing for a period of thirty days after the earlier of (x) actual knowledge thereof by the Borrower and (y) written notice thereof is given to the Borrower by the Lender;

(e)
Any representation or warranty made by the Borrower herein, in any other Loan Document or any certificate delivered pursuant hereto, or any financial statement delivered to the Lender hereunder (as supplemented to date), that in any case is not qualified by a materiality standard, shall prove to have been false as of the time when made or given in any material respect (as supplemented to date), or any such representation or warranty that is qualified by a materiality standard shall prove to have been false as of the time when made or given in any respect;

(f)
(i) Borrower shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any Indebtedness of or assumed by it having a total principal balance outstanding of $500,000 or more, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or (ii) a default shall occur under any evidence of, or any indenture or other instrument or agreement governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness;

(g)
A final judgment which, together with all other outstanding final judgments against the Borrower, exceeds an aggregate of $500,000 shall be entered against the Borrower and shall remain outstanding and unsatisfied, unbonded, unstayed or uninsured after 60 days from the date of entry thereof;

(h)	Borrower shall become the subject of an Insolvency Event;

(i)
This Agreement or any Loan Document shall, at any time after their respective execution and delivery, and for any reason (other than as a direct result of actions of the Lender), cease to be in full force and effect or be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by Borrower, or Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be;

(j)
Any Reportable Event, which the Lender determines in good faith to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this subsection (i) Lender determines in good faith that the aggregate amount of the liability of the Borrower to the Pension Benefit Guaranty Corporation under ERISA shall exceed $500,000 and such liability is not covered, for the benefit of the Borrower, by insurance; or Borrower shall become a member of a Multiemployer Plan;

(k)	Any Change of Control shall occur;

(l)
Borrower is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business which would reasonably be expected to result in a Material Adverse Change;

(m)
The Lender shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Loan Documents with the priority required by and subject to such limitations and restrictions as are set forth by the relevant Loan Document (except to the extent any such loss of perfection or priority results from the failure of the Lender to take any action within its control);

(n)
The adoption of any law, rule or regulation or any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority that affects the validity of Third-Party Loans which would reasonably be expected to result in a Material Adverse Change; or

(o)	Borrower ceases to be a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

Section 8.02 Termination of Commitments and Acceleration of Obligations.

Upon the occurrence and during the continuance of any Event of Default:

(a)
As to any Event of Default (other than an Event of Default under Section 8.01(g)) and at any time thereafter, and in each case, the Lender, shall, by written notice to Borrower, immediately terminate the obligation of the Lender to make Revolving Loans or other extensions of credit hereunder, and/or declare the unpaid principal balance of the Revolving Note, together with all interest accrued thereon, and all other Obligations hereunder, to be immediately due and payable; and the unpaid principal balance of and accrued interest on the Revolving Note and all such other Obligations shall thereupon be due and payable without further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary herein or in the Revolving Note contained;

(b)
As to any Event of Default under Section 8.01(g), the obligation of the Lender to make Revolving Loans or other extensions of credit hereunder shall immediately terminate, and the unpaid principal balance of the Revolving Note, together with all interest accrued thereon, and all other Obligations shall immediately and forthwith be due and payable, all without presentment, demand, protest, or further notice of any kind, all of which are hereby waived, notwithstanding anything to the contrary herein or in the Revolving Note contained;

(c)	As to each Event of Default, the Lender shall have all the remedies for default provided by the Loan Documents, as well as applicable law; and

(d)
The unpaid principal amount of all Revolving Loans and all other amounts due and unpaid under this Agreement and the Revolving Note will bear interest until paid or until such Events of Defaults are waived or otherwise cured at the Default Rate.

Section 8.03 Amendments.

The Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or thereunder or waiving any Event of Default hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Waiver of Notice.

Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Section 9.02 Delay.

No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Event of Default.

Section 9.03 JURY WAIVER.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE PARTIES HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

Section 9.04 Survival.

All agreements, representations and warranties made herein shall survive the execution of this Agreement, the making of the Revolving Loans hereunder and the execution and delivery of the Notes.

Section 9.05 Attorneys’ Fees and Expenses.

Borrower agrees to pay all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees), and disbursements incurred by Lender on Borrower’s behalf (a) in all efforts made to enforce payment of the Indebtedness or effect collection of any Collateral, (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on Lender’s security interest in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower, or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (v) field examinations and the preparation of reports based thereon, provided that absent the existence of an Event of Default Borrower shall not be obligated to reimburse the Lender for more than 1 field examination in any 12 month period; (w) the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination, provided that absent the existence of an Event of Default Borrower shall not be obligated to reimburse the Lender for more than 1 field examination in any 12 month period; (x) background checks regarding senior management, as deemed necessary or appropriate in the reasonable discretion of Lender; (y) taxes, fees and other charges for (i) lien searches and (ii) filing of any financing statements and continuations, and other actions to perfect, protect, and continue Lender’s security interests; (z) sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (aa) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

Section 9.06 Governing Law.

This Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the internal laws of the State of Illinois, except to the extent superseded by federal law.

Section 9.07 Counterparts.

This Agreement may be signed in any number of counterparts, including via electronic signature, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.08 Notices.

All communications or notices required under this Agreement shall be in writing and shall be deemed to have been given (i) on the date when sent by facsimile transmission to the facsimile number set forth below, or (ii) on the date when delivered, sent by nationally recognized overnight delivery service, or deposited in the United States mail, postage prepaid, in each case to the following address (unless and until any of such parties advises the other in writing of a change in such address):

If to the Borrower:	RiverNorth Marketplace Lending Corporation
325 N. LaSalle Street
Suite 645
Chicago, IL 60654
Attn: Marc Collins

With a copy to:	Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542
Attn: Judith Reich
Facsimile No.: 609.799.7000

If to the Lender:	The Huntington National Bank
222 N. LaSalle Street
Suite 1200
Chicago, Illinois 60601
Attention: Doug Brashler

With a copy to:	Foley & Lardner LLP
321 N. Clark Street
Suite 2800
Chicago, Illinois 60654
Attention: Lisa M. Conmy
Facsimile No.: 312.832.4700

Section 9.09 Entire Agreement; No Agency.

This Agreement and the other documents referred to herein contain the entire agreement between the Borrower and Lender with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the Lender unless clearly expressed in this Agreement or in the other documents referred to herein. Nothing in this Agreement or in the other documents referred to herein and no action taken pursuant hereto shall cause Borrower to be treated as an agent of Lender, or shall be deemed to constitute the Lender and the Borrower a partnership, association, joint venture or other entity.

Section 9.10 No Third Party Benefit.

This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement. The Borrower many not assign its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Lender.

Section 9.11 Consent to Jurisdiction.

Each party hereto hereby consents to the jurisdiction of any state or federal court situated in Cook County, Illinois, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement, any Note, any of the Loan Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each party hereto waives personal service of any and all process upon it, and consents to all such service of process made by mail or by messenger directed to it at the address specified in Section 9.08 (Notices). Nothing herein shall affect the right of any party hereto to serve process in any manner permitted by law.

Section 9.12 USA Patriot Act Notice.

IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender. What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

Section 9.13 Indemnity.

(a)
Borrower agrees to indemnify the Lender and its respective officers, directors, agents and affiliates (each an “Indemnified Party”) against any and all losses, claims, damages, liabilities and expenses, (including, without limitation, reasonable attorneys’ fees and expenses), incurred by such Indemnified Party arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of any Revolving Loans made hereunder by Borrower or any Subsidiary for the conduct of its business, (ii) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Revolving Note, the other Loan Documents and any other document required hereunder or thereunder, including any amendment, supplement, modification, termination or waiver of or to any of the foregoing or the consummation of the transactions contemplated hereby or thereby, or the performance by the parties of their obligations hereunder or thereunder, and (iii) a failure or alleged failure of Borrower to perform any of its covenants or obligations with respect to all or any portion of the Collateral; (iv) a breach of any certification, representation, warranty or covenant of Borrower set forth in any of the Loan Documents; and (v) any claim, litigation, investigation or proceedings related to any of the foregoing, whether or is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses that are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b)
The foregoing agreements and indemnities shall remain operative and in full force and effect regardless of termination of this Agreement, the consummation of or failure to consummate either the transactions contemplated by this Agreement or any amendment, supplement, modification, termination or waiver, the repayment of any loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or the Revolving Note or any Loan Document, or any other document required hereunder or thereunder, any investigation made by or on behalf of any Indemnified Party, Borrower, or the content or accuracy of any representation or warranty made under this Agreement, any Loan Document or any other document required hereunder or thereunder.

Section 9.14 Waiver of Liability.

Borrower hereby waives any right it may now or hereafter have to claim or recover from Lender any consequential, exemplary or punitive damages.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RIVERNORTH MARKETPLACE LENDING CORPORATION

By:
Name:	Jon Mohrhardt
Title:	CFO / Treasurer

THE HUNTINGTON NATIONAL BANK

By:
Name:	Doug Brashler
Title:	Senior Vice President

[Signature page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RIVERNORTH MARKETPLACE LENDING CORPORATION

By:
Name:
Title:

THE HUNTINGTON NATIONAL BANK

By:
Name:	Doug Brashler
Title:	Senior Vice President

[Signature page to Credit Agreement]

EXHIBIT 1.01
CREDIT GUIDELINES

All Third Party Loans will adhere to the following Credit and Underwriting Guidelines at the time of issuance:

•	640 FICO score or higher at origination of Third Party Loan—no Subprime quality loans in the Fund’s portfolio
•	No more than 45% of the Fund’s Managed Assets (as defined in the Fund’s prospectus) will be allocated to any one Marketplace Lender
•	The Fund will not purchase Third Party Loans made outside the United States or to borrowers outside the United States
•	The Fund will invest in Third Party Loans from Marketplace Lenders where the Fund obtains complete and accurate data
•	The Fund will not buy Third Party Loans that are “Interest Only” obligation at origination
•	The Fund will possess good, clean title to each Third Party Loan
•	The borrower of a Third Party Loan will not have declared bankruptcy for the previous two years
•	The Marketplace Platform will obtain Credit Bureau reports within 30 days of loan approval
•	For Small Business Third Party Loans:
○	The Fund will not own a Third Party Loan issued to a Government Authority
○	The business is in good standing with all applicable laws
•	For Consumer Third Party Loans:
○	Verified Third Party Loan borrower identity
○	Third Party Loan borrower is at least 18 years of age
○	Verified home address of Third Party Loan borrower
○	Verified bank account of Third Party Loan borrower
○	A Third Party Loan borrower with have no more than six inquiries into credit in the previous six months

EXHIBIT 2.01(D)
FORM OF REVOLVING NOTE

REVOLVING NOTE

$20,000,000	[_________, 20 __]

FOR VALUE RECEIVED, RIVERNORTH MARKETPLACE LENDING CORPORATION (the “Company”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK (the “Lender”), without setoff or counterclaim, the principal sum of twenty million dollars ($20,000,000) or such other outstanding principal amount of loans as may have been advanced to the Company by the Lender pursuant to that certain Credit Agreement dated as of the date hereof between the Company and the Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) at the main office of the Lender in Chicago, Illinois, or such other location as the Lender may designate in accordance with the payment terms contained in the Credit Agreement and herein.  This Note shall bear interest payable on the dates and at the rate or rates set forth in the Credit Agreement. All amounts payable under this Note and the Credit Agreement shall be payable in lawful money of the United States of America.

For all advances constituting a Short-Term Revolving Loan, the Company shall pay such outstanding principal amount and all accrued and unpaid interest and fees on the earlier of (i) one hundred twenty (120) days following the date of the disbursement of funds or (ii) the Termination Date (as defined in the Credit Agreement). For all advances constituting a Permanent Revolving Loan, the Company shall pay such outstanding principal amount and all accrued and unpaid interest and fees on the Termination Date.

This Note constitutes the Revolving Note issued under the Credit Agreement, to which Credit Agreement reference is hereby made for a statement of the terms and conditions on which loans evidenced hereby were or may be made, and for a description of the conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

This Note is secured by and entitled to the benefit of the Credit Agreement and all of the Loan Documents referred to in the Credit Agreement and all other existing and future security agreements between the Company and the Lender.

IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender. What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

IN WITNESS WHEREOF, the undersigned has caused this Note to be entered into effective as of the date first set forth above.

RIVERNORTH MARKETPLACE LENDING CORPORATION

By:
Name:
Title:

EXHIBIT 3.02
FORM OF REVOLVING LOAN REQUEST

[Company’s Letterhead]

_____________,20__

The Huntington National Bank
222 N. LaSalle Street
Suite 1200
Chicago, IL  60601

Re:          Credit Agreement dated as of ________, 2017 (the “Agreement”)

Ladies and Gentlemen:

The undersigned hereby applies to you, for a Revolving Loan under the above Agreement to be made on ____________, 20___ in the principal amount of $_______. The type of Loan shall be a [Short-Term / Permanent] Revolving Loan.

The undersigned hereby certifies as follows:

(a)	All of the representations and warranties set forth in Article V of such Agreement continue to be true in all material respects on the date hereof.

(b)	At the date hereof, no Default or Event of Default under said Agreement has occurred and is continuing.

(c)
[After giving effect to the requested Short-Term Revolving Loan hereunder, (i) the  aggregate outstanding  principal amount of Revolving  Loans would  not exceed the Revolving Commitment, and (ii) the sum of all outstanding Revolving Loans would not exceed the Borrowing Base.][1]

(d)
[After giving effect to the requested Permanent Revolving Loan hereunder, (i) the  aggregate outstanding  principal amount of Revolving  Loans would  not exceed the Revolving Commitment, and (ii) the sum of all outstanding Permanent Revolving Loans would not exceed the Permanent Revolving Borrowing Base.][2]

Capitalized definitional terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Very truly yours,
RIVERNORTH MARKETPLACE LENDING CORPORATION

By:
Name:
Title:

[1]	Use only if requesting a Short-Term Revolving Loan.
[2]	Use only if requesting a Permanent Revolving Loan.

EXHIBIT 7.08(C)
FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE

[DATE]

Pursuant to Section 7.08 of the Credit Agreement entered into between RiverNorth Marketplace Lending Corporation (the “Borrower”) and The Huntington National Bank, dated [                    ], 2017, as may be amended, restated, amended and restated or otherwise modified from time to time, I hereby certify that (i) I am the Chief Financial Officer of the Borrower, and as such officer I am familiar with the financial condition of the Borrower, and (ii) the borrowing base calculation and related financial information provided on Schedule I fairly presents in all material respects the financial standings and operations of the Borrower, as of                        , 20____.

By:
Name:
Title:	Chief Financial Officer

SCHEDULE I
 TO BORROWING BASE CERTIFICATE

BORROWING BASE CALCULATION

Borrowing Base Certificate

TODAY'S DATE:	9/4/17	COMPANY:	Rivernorth Marketplace Lending Corporation
REPORTS AS OF:	9/30/17

			Net Loans
1. Collateral as of	9/30/2017		$-
2. Less: Ineligible Accounts as of	9/30/2017
	(Aging Date)		#DIV/0!
3. Eligible Collateral			#DIV/0!
4. Rate of Advance:			25%
5. Net Collateral			#DIV/0!
6. Total Net Collateral
7. Line Limit	$20,000,000.00
9. Less Revolving Loan Balance as of		$0.00
10. Net Availability as of		$0.00

The Borrowing Base Report is delivered to the Bank pursuant to a certain Loan and Security Agreement, together with all amendments thereto (the "Agreement") between the undersigned and the Bank. All capitalized terms not defined in this Report shall have the same meanings as in the Agreement. The undersigned certifies the following: (1) each of the accounts referenced on line 3 above is an Eligible Account; (2) all of the inventory referenced on line 3 above is Eligible inventory; (3) any other collateral against which an advance has been requested hereunder is eligible collateral under the terms of the Agreement; (4) the above calculations are true and accurate in all respects; (5) each of the warranties contained in the Agreement are true and correct, except to the extent that the same relate to an earlier date; (6) no Event of Default or Pending Default exists.

Borrower's Authorized Signature

Title

EXHIBIT 7.08
FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

[DATE]

Pursuant to Section 7.08 of the Credit Agreement entered into between RiverNorth Marketplace Lending Corporation (the “Borrower”) and The Huntington National Bank, dated [__________], 2017 (as may be amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”, capitalized terms used herein without definition and defined in the Credit Agreement are used herein as defined therein), I hereby certify that (i) I am the Chief Financial Officer of RiverNorth Marketplace Lending Corporation (the “Company”), and as such officer I am familiar with the financial condition of the Company, (ii) the financial statements and related information provided on Schedule I attached hereto fairly presents in all material respects the financial standings and operations of the Company as of ___________, 20___, (iii) the financial status information provided on Schedule II attached hereto fairly presents in all material respects the financial status of the Company as of ___________, 20___, and (iv) as of such date, no condition or event had occurred which constitutes a Default or Event of Default.

By:
Name:
Title:	Chief Financial Officer

SCHEDULE I
 TO COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

SCHEDULE II
 TO COMPLIANCE CERTIFICATE

FINANCIAL STATUS

Rivernorth Marketplace Lending Corporation
COVENANT COMPLIANCE CERTIFICATE
 DATE: 9/30/2017

Huntington National Bank
Attn: Greg Danielewicz
222 N. LaSalle St., 12th Floor
 Chicago, IL 60601

7.03 Maintain at all times an aggregate outstanding principal amount of Third-Party Loans equal to or exceeding $80,000,000.

Aggregate Outstanding Principal Amount	$125,000,000
Minimum Aggregate Outstanding Principal Amount	$80,000,000
Amount in Excess over Covenant	$45,000,000
Compliant? (Y/N)	Y

7.03 (b)	Ensure that the aggregate outstanding principal amount of Third-Party Loans that are Defaulting Loans does not exceed 15% of the aggregate principal amount outstanding of all Third-Party Loans.

Aggregate Outstanding Principal Amount	$125,000,000
Amount Past Due (over 60)	$10,000,000
Percentage of Past Due to Outstanding Principal	8%
Compliant? (Y/N)	Y

7.03 c	Ensure that the aggregate amount of Permanent Revolving Loans does not exceed the Permanent Revolving Borrowing Base at any time.

Aggregate Amount of Eligible Assets per most recent borrowing base	$0
Maximum Permanent Leverage @ 5% of Eligible Assets (Most Recent Borrowing Base)	$0
Actual Permanent Leverage Outstanding	$0
Compliant (Y/N)	Y

Inwitness whereof, Borrower has caused this Covenant Compliance Certificate to be executed and delivered by its duly authorized officer on 09/30/2017

By:
Name:	Patrick Galley
Title:	Portfolio Manager

SCHEDULE 5.06
 EXISTING LIENS

None.

SCHEDULE 5.07
 CONTINGENT LIABILITIES

None.

SCHEDULE 5.09
 LITIGATION

None.

SCHEDULE 6.03
 INVESTMENTS

Investments existing as of August 28, 2017

SCHEDULE 6.07
 AFFILIATE TRANSACTIONS

None.